Exhibit 99.1

MetroCorp Bancshares, Inc. Announces Second Quarter 2003 Financial Results

HOUSTON, TEXAS — (July 28, 2003) MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced a net loss of $1.4 million for the second quarter 2003, down approximately $3.5 million from the same quarter in 2002. Diluted loss per share for the second quarter 2003 was $0.19, compared to diluted earnings per share of $0.31 for the same quarter in 2002. Net income for the six months ended June 30, 2003 was $555,000, down approximately $3.7 million from the same period in 2002. Diluted earnings per share for the six months ended June 30, 2003 was $0.08, compared to diluted earnings per share of $0.60 for the same period in 2002.

Allen Brown, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, “Our loss for the second quarter 2003 was primarily due to the higher provisions for loan losses as a result of deterioration in the hospitality loan portfolio that we announced on June 16th and July 9th. Additionally, we have reclassified approximately $13.1 million into loans held-for-sale, upon which, a $1.3 million lower of cost or market adjustment was charged to earnings. Due to the current low interest rate environment, our net interest margin has experienced continued pressure. Our average balance sheet has grown 10.3% compared to the same quarter in 2002 with an increase in total loans of 11.0% and an increase in total deposits of 9.3%.”

Interest income and expense. Interest income for the three months ended June 30, 2003 was $11.0 million, down approximately $1.5 million or 12.0% from $12.5 million for the same three months in 2002. The lower interest income in 2003, compared to 2002, was primarily the result of lower yields on earning assets that was partially offset by a 11.9% increase in average earning assets. The yield on average earning assets for the second quarter 2003 was 5.39% compared to 6.86% for the second quarter of 2002, a decrease of 147 basis points. The decrease in yields primarily reflects the impact of the Federal Reserve’s recent interest rate cuts. In addition, the Company has experienced loan refinancing pressures, new loan production being added to the portfolio at lower interest rates, and an increase in nonaccrual loans. As of June 30, 2003, approximately 61.6% of the total loan portfolio was comprised of loans with interest rate floors that carried a weighted average interest rate of 6.16% compared to 55.8% of the total loan portfolio with a weighted average interest rate of 7.18% at June 30, 2002.

Interest income for the six months ended June 30, 2003 was $22.1 million, down approximately $2.3 million or 9.5% from $24.4 million for the same period in 2002. The lower interest income in 2003, compared to 2002, was primarily the result of lower yields on earning assets. The yield on average earning assets for the six months ended June 30, 2003 was 5.50% compared to 6.91% for the same period in 2002, a decrease of 141 basis points

Interest expense for the three months ended June 30, 2003 was $3.2 million, down approximately $400,000 or 11.3% from $3.6 million for the same three months in 2002. The decrease in

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

interest expense primarily reflected the impact of the recent Federal Reserve’s interest rate cuts mentioned above. However, the benefit of a decrease in interest rates was partially offset by a 10.4% increase in average interest-bearing liabilities. The cost of average interest-bearing liabilities for the second quarter 2003 was 2.07% compared to 2.57% for the second quarter 2002, a decrease of 50 basis points.

Interest expense for the six months ended June 30, 2003 was $6.4 million, down approximately $1.1 million or 14.0% from $7.5 million for the same period in 2002. The cost of average interest-bearing liabilities for the six months ended June 30, 2003 was 2.11% compared to 2.74% for the same period in 2002, a decrease of 63 basis points.

Net interest income before the provision for loan losses for the three months ended June 30, 2003 was $7.8 million, down approximately $1.1 million or 12.3% from $8.9 million for the same three months in 2002. The decrease was primarily due to lower interest income resulting from lower yields on interest-earning assets that was partially offset by lower interest expense as a result of lower rates paid on interest-bearing liabilities.

Net interest income before the provision for loan losses for the six months ended June 30, 2003 was $15.6 million, down approximately $1.3 million or 7.5% from $16.9 million for the same period in 2002. The decrease was primarily due to lower interest income resulting from lower yields on interest-earning assets that was partially offset by lower interest expense as a result of lower rates paid on interest-bearing liabilities.

The net interest margin for the three months ended June 30, 2003 was 3.82%, down 106 basis points from 4.88% for the same period in 2002 and was primarily the result of a decrease in the yield on earning-assets of 147 basis points that was partially offset by a decrease in the cost of earning-assets of 41 basis points.

The net interest margin for the six months ended June 30, 2003 was 3.89%, down 89 basis points from 4.78% for the same period in 2002 and was primarily the result of a decrease in the yield on earning-assets of 141 basis points that was partially offset by a decrease in the cost of earning-assets of 52 basis points. The Company’s net interest margin may experience further pressure depending on the future interest rate environment.

Noninterest income and expense. Noninterest income for the three months ended June 30, 2003 was $2.2 million, down approximately $14,000 compared to the same three months in 2002. Service fees for the second quarter 2003 were down approximately $130,000 compared the same period in 2002 primarily due to less NSF related activity. Other loan-related fees for the second quarter 2003 were up approximately $190,000 compared to the same period in 2002 primarily due to an increase in late charge collections. All other noninterest income for the second quarter 2003 was down approximately $73,000 compared to the same period in 2002 primarily due to reduced international letters of credit activity.

Noninterest income for the six months ended June 30, 2003 was $4.5 million, up approximately $22,000 compared to the same period in 2002. Service fees for the six months ended June 30, 2003 were down approximately $245,000 compared to the same period in 2002 due to less NSF related activity. Other loan-related fees for the six months ended June 30, 2003 were up approximately $249,000 compared to the same period in 2002 primarily due to an increase in late charge collections.

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

Noninterest expense for the three months ended June 30, 2003 was $8.0 million, up approximately $1.1 million or 16.5% compared with $6.9 million for the same period in 2002. The higher noninterest expense for the three months ended June 30, 2003, compared to the same period in 2002, was primarily due to a $1.3 million lower of cost or market adjustment on loans held-for-sale. The net credit in foreclosed asset expense for the three months ended June 30, 2003 was primarily the result of a gain on sale of foreclosed assets. Other noninterest expense for the three months ended June 30, 2003, compared to the same period in 2002, was up approximately $117,000 and was primarily the result of increased professional fees related to matters concerning problem assets.

Noninterest expense for the six months ended June 30, 2003 was $14.5 million, up $1.0 million or 7.6% compared with $13.5 million for the same period in 2002. The higher noninterest expense for the six months ended June 30, 2003, compared to the same period in 2002, was primarily due to the $1.3 million lower of cost or market adjustment mentioned above. Salaries and benefits expense for the six months ended June 30, 2003, compared to the same period in 2002, was up approximately $190,000 primarily due to annual salary increases and higher benefit costs. Occupancy and equipment expense for the six months ended June 30, 2003, compared to the same period in 2002, was up approximately $120,000 and was primarily the result of increased corporate office space. Other noninterest expense for the six months ended June 30, 2003 was relatively flat compared to the same period in 2002.

Provision for loan losses and asset quality. The provision for loan losses for the three months ended June 30, 2003 was approximately $4.0 million, up $3.0 million from the same period in 2002. This was primarily due to deterioration in hospitality related loans. According to industry sources, the overall hospitality industry in Houston for 2003, compared to 2002, has experienced a decline in revenues and occupancy levels of approximately 8.5% and 5.9%, respectively, primarily due to the current economic environment.

The provision for loan losses for the six months ended June 30, 2003 was approximately $4.8 million, up $3.2 million from the same period in 2002 and was primarily due to the reasons mentioned above. The allowance for loan losses as a percent of total loans at June 30, 2003 and December 31, 2002 was 1.85% and 1.92%, respectively.

Net charge-offs for the three months ended June 30, 2003 were $4.5 million compared with $970,000 for the same period in 2002. Net charge-offs for the six months ended June 30, 2003 were $4.7 million compared with $1.4 million for the same period in 2002. The charge-offs in the second quarter 2003 were primarily related to the hospitality industry with the largest charge-off being $1.9 million that is related to a property scheduled for foreclosure in August 2003. Approximately $1.2 million in charge-offs were related to six credit relationships that are either in bankruptcy or liquidation. The remaining $1.4 million in charge-offs were related to a motel and retail business. The charge-offs were made based on revised appraisals, financial performance, cash flows, and other local economic factors surrounding these loans. The Company seeks recovery on its charge-offs through all available channels.

Net nonperforming assets at June 30, 2003 were $20.7 million, compared to $21.6 million at March 31, 2003 and to $15.5 million at December 31, 2002. The increase compared to December 31, 2002 primarily reflected additions to nonaccrual loans. Approximately $13.1 million or 63.0% of the net nonperforming assets at June 30, 2003 were loans collateralized by real estate. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program. In addition, management is focusing its attention on minimizing the Bank’s credit risk through more diversified business development.

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

As of June 30, 2003, the Company had approximately $86.2 million or 15.0% of the loan portfolio concentrated in the hospitality industry, compared to $87.2 million or 21.2% at June 30, 2002. Allen Brown added, “We have seen deteriorating values in some of our hospitality credits, and we are actively working on resolving those problem credits and reducing the level of hospitality concentration in our portfolio. Due to such deterioration, our charge-offs have been significant this year compared with prior periods.”

Balance sheet data. Total assets at June 30, 2003 were $864.8 million, up $24.7 million or 2.9% from $840.1 million at December 31, 2002. Investment securities at June 30, 2003 were $254.3 million, down $5.7 million or 2.2% from $260.0 million at December 31, 2002. Net loans held-for-investment at June 30, 2003 were $531.9 million, up $14.3 million or 2.8% from $517.6 million at December 31, 2002. Loans held-for-sale were $13.1 million at June 30, 2003. Total deposits at June 30, 2003 were $716.5 million, up $25.1 million or 3.6% from $691.4 million at December 31, 2002. Shareholders’ equity at June 30, 2003 was $73.9 million, down approximately $600,000 or 0.7% from $74.5 million at December 31, 2002.

Management conference call. On Tuesday, July 29, 2003 the Company will hold a conference call at 10:30 a.m. Central (11:30 a.m. Eastern) to discuss the second quarter 2003 results. A brief management presentation will be followed by a question and answer period. To participate by phone, dial 1.800.915.4836 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by CCBN and can be accessed at MetroCorp’s web site at www.metrobank-na.com. The webcast will be distributed over CCBN’s Investor Distribution Network. Individual investors can listen through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in the network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at www.streetevents.com. A digital replay will be available an hour after the call. It can be accessed until August 30, 2003 at www.metrobank-na.com by clicking the web cast link.

MetroCorp Bancshares, Inc., with $864.8 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp’s net interest margin; (3) changes in management’s assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and other documents filed with the Securities and Exchange Commission.

Contact:
MetroCorp Bancshares, Inc., Houston
Allen Brown, President, (713) 776-3876, or
David D. Rinehart, EVP/Chief Financial Officer, (713) 776-3876

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

METROCORP BANCSHARES, INC.
(In thousands, except share amounts)
(Unaudited)

	JUNE 30,	DECEMBER 31,	CHANGE
	2003	2002	%

Consolidated Balance Sheet
ASSETS
Cash and cash equivalents:
Cash and due from banks	$31,689	$30,195	4.9
Federal funds sold and other temporary investments	7,653	7,991	(4.2)

Total cash and cash equivalents	39,342	38,186	3.0
Investment securities available-for-sale	254,256	260,038	(2.2)
Other investments	4,501	4,380	2.8
Loans, held-for-investment	531,922	517,609	2.8
Loans, held-for-sale	13,073	—	100.0
Premises and equipment, net	5,641	5,841	(3.4)
Accrued interest receivable	2,628	3,391	(22.5)
Customers’ liability on acceptances	4,507	4,080	10.5
Foreclosed assets, net	1,871	1,190	57.2
Other assets	7,038	5,350	31.6

Total assets	$864,779	$840,065	2.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$154,524	$144,544	6.9
Interest-bearing	561,968	546,817	2.8

Total deposits	716,492	691,361	3.6
Other borrowings	66,448	65,774	1.0
Accrued interest payable	613	717	(14.5)
Acceptances outstanding	4,507	4,080	10.5
Other liabilities	2,781	3,670	(24.2)

Total liabilities	790,841	765,602	3.3
Shareholders’ Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; none of which are issued and outstanding	—	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized; 7,228,927 shares and 7,195,927 shares are issued and 7,064,168 shares and 7,031,882 shares are outstanding at June 30, 2003 and December 31, 2002, respectively	7,229	7,196	0.5
Additional paid-in-capital	26,727	26,344	1.5
Retained earnings	39,647	39,938	(0.7)
Accumulated other comprehensive income	1,782	2,354	(24.3)
Treasury stock, at cost	(1,447)	(1,369)	5.7

Total shareholders’ equity	73,938	74,463	(0.7)

Total liabilities and shareholders’ equity	$864,779	$840,065	2.9

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$23,624	$17,209	37.3
Accruing loans 90 days or more past due	77	380	(79.7)
Other real estate (“ORE”)	1,871	1,185	57.9
Other assets repossessed (“OAR”)	—	5	(100.0)

Total nonperforming assets	25,572	18,779	36.2
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(4,882)	(3,310)	47.5

Net nonperforming assets	$20,690	$15,469	33.8

Net nonperforming assets to total assets	2.39%	1.84%	29.9
Net nonperforming assets to total loans and ORE/OAR	3.71%	2.92%	27.0
Allowance for loan losses to total loans	1.85%	1.92%	(4.0)
Allowance for loan losses to net nonperforming loans	54.47%	71.08%	(23.4)
Net loan charge-offs to total loans	0.85%	0.49%	71.9
Net loan charge-offs	$4,714	$2,606	80.9
Total loans to total deposits	77.50%	76.34%	1.5

Total loans	$555,246	$527,759	5.2
Allowance for loan losses	$10,250	$10,150	1.0

METROCORP BANCSHARES, INC.
(In thousands, except per share amounts)
(Unaudited)

	AS OF OR FOR THE THREE MONTHS ENDED JUNE 30,		CHANGE	AS OF OR FOR THE SIX MONTHS ENDED JUNE 30,		CHANGE
	2003	2002	%	2003	2002	%

Average Balance Sheet Summary
Total assets	$849,713	$770,688	10.3	$843,076	$755,045	11.7
Securities	237,271	212,091	11.9	243,608	196,369	24.1
Total loans	551,414	496,971	11.0	545,911	493,406	10.6
Allowance for loan losses	(10,745)	(8,848)	21.4	(10,607)	(8,902)	19.2
Net loans	540,669	488,123	10.8	535,304	484,504	10.5
Total deposits	703,481	643,388	9.3	694,826	638,949	8.7
FHLB and other borrowings	61,575	49,498	24.4	64,946	39,400	64.8
Total shareholders’ equity	76,190	68,538	11.2	75,807	67,827	11.8

Income Statement
Interest income:
Loans	$8,936	$9,705	(7.9)	$17,798	$19,184	(7.2)
Investment securities:
Taxable	1,680	2,360	(28.8)	3,592	4,358	(17.6)
Tax-exempt	252	304	(17.1)	514	614	(16.3)
Federal funds sold and other temporary investments	98	98	—	153	216	(29.2)

Total interest income	10,966	12,467	(12.0)	22,057	24,372	(9.5)
Interest expense:
Time deposits	2,342	2,581	(9.3)	4,703	5,541	(15.1)
Demand and savings deposits	373	580	(35.7)	756	1,181	(36.0)
Other borrowings	474	435	9.0	979	765	28.0

Total interest expense	3,189	3,596	(11.3)	6,438	7,487	(14.0)
Net interest income	7,777	8,871	(12.3)	15,619	16,885	(7.5)
Provision for loan losses	4,015	970	313.9	4,815	1,570	206.7

Net interest income after provision for loan losses	3,762	7,901	(52.4)	10,804	15,315	(29.5)
Noninterest income:
Service fees	1,610	1,740	(7.5)	3,152	3,397	(7.2)
Other loan-related fees	402	213	88.7	830	581	42.9
Letters of credit commissions and fees	131	153	(14.4)	265	279	(5.0)
Gain on sale of securities, net	—	32	(100.0)	163	34	379.4
Other noninterest income	27	46	(41.3)	54	151	(64.2)

Total noninterest income	2,170	2,184	(0.6)	4,464	4,442	0.5
Noninterest expense:
Salaries and employee benefits	3,781	3,857	(2.0)	7,621	7,427	2.6
Lower of cost or market adjustment — loans held-for-sale	1,325	—	100.0	1,325	—	100.0
Occupancy and equipment	1,317	1,241	6.1	2,599	2,476	5.0
Foreclosed assets, net	(151)	155	197.4	(152)	418	136.4
Other noninterest expense	1,756	1,639	7.1	3,155	3,194	(1.2)

Total noninterest expense	8,028	6,892	16.5	14,548	13,515	7.6
Income before provision for income taxes	(2,096)	3,193	(165.6)	720	6,242	(88.5)
Provision for income taxes	(742)	1,003	(174.0)	165	1,961	(91.6)

Net income (loss)	$(1,354)	$2,190	(161.8)	$555	$4,281	(87.0)

PER SHARE DATA
Earnings (loss) per share — basic	$(0.19)	$0.31	(161.7)	$0.08	$0.61	(87.1)
Earnings (loss) per share — diluted	(0.19)	0.31	(161.3)	0.08	0.60	(87.1)
Weighted average shares outstanding:
Basic	7,037	7,020	0.2	7,035	7,020	0.2
Diluted	7,198	7,140	0.8	7,197	7,140	0.8
Dividends per common share	$0.06	$0.06	—	$0.12	$0.12	—

PERFORMANCE RATIOS
Return on average assets	(0.64)%	1.14%	(156.1)	0.13%	1.14%	(88.6)
Return on average shareholders’ equity	(7.13)%	12.82%	(155.6)	1.48%	12.73%	(88.4)
Net interest margin	3.82%	4.88%	(21.7)	3.89%	4.78%	(18.6)
Efficiency ratio	80.71%	62.34%	29.5	72.44%	63.37%	14.3
Equity to assets	8.97%	8.89%	0.8	8.99%	8.98%	0.1

BANK CAPITAL RATIOS
Tier I capital				11.54%	11.94%	(3.4)
Total capital (tier I & II)				12.79%	13.19%	(3.0)
Leverage (Regulatory)				8.07%	8.65%	(6.7)